Groupon Announces Fourth Quarter and Fiscal Year 2019 Results
Announces Strategic Plan to Exit Goods Category By End of 2020
Company Focusing on $1 Trillion Local Experiences Market Opportunity
2022 Goals Include High Single-Digit Annual Billings Growth Rate

•	Fourth quarter gross profit of $310 million; $1.2 billion for full year

•	Fourth quarter income from continuing operations of $79 million; $14 million loss for full year

•	Fourth quarter Adjusted EBITDA of $84 million; $227 million for full year

•	Fourth quarter GAAP net income per diluted share of $0.13; net loss of $0.04 per diluted share for full year

•	Fourth quarter non-GAAP net income per diluted share of $0.07; non-GAAP net income per diluted share of $0.13 for full year

•	Operating cash flow of $71 million for the full year; free cash flow of $4 million for the full year

CHICAGO - February 18, 2020 - Groupon, Inc. (NASDAQ: GRPN) today announced financial results for the quarter and year ended December 31, 2019 and provided details on its transformational plan to exit its Goods category to focus on the $1 trillion local experiences market opportunity.

"We did not deliver the financial performance we expected during the fourth quarter and we recognize we must move swiftly to put Groupon back on a growth trajectory," said Groupon CEO Rich Williams. "Groupon is a leader and trusted brand in the highly fragmented, $1 trillion local experiences market. We believe our plan to exit Goods will allow us to dedicate the focus and resources necessary to build a winning position as the purchase of experiences continues to migrate online. Throughout 2020 you'll see a stronger Groupon emerge, with broader inventory, modernized products, a refreshed brand, new ways for merchants to partner with us to grow and a leaner organization. Success in these areas will be key to achieving our goal of reigniting billings growth."

Rich Williams provided further commentary in a letter to stockholders located on our investor relations website (investor.groupon.com). The company also posted a new presentation on its investor relations website.

Transformational Plan to Exit Goods and Focus on Our Local Experiences Marketplace
Following a comprehensive review of opportunities and strategic alternatives, we determined that a plan to exit the Goods category and focus on our local experiences marketplace best positions us for long-term and sustained growth. We believe this plan will allow us to devote the focused execution necessary to take share in the growing local experiences market. This market, which we estimate to be north of $1 trillion, is highly fragmented, growing, and migrating quickly from offline to online. Currently, we are a market leader, yet we have less than 1% market share. In addition, our 2019 Goods category performance, particularly in the fourth quarter, has made it increasingly clear that we are not well-positioned in a saturated retail market.

We believe that focusing on rapidly growing our local experiences marketplace will allow us to bend our growth curve and deliver value for all of our stakeholders. We are most differentiated in local experiences, which include Things to Do, Beauty & Wellness, and Dining, and we believe our strength in these areas position us well against potential competitors.
In order to maintain and extend our competitive advantage, we believe we must act with urgency and plan to exit our Goods category in North America by the third quarter and globally by the end of the year. We are realigning our organization to attack the local experiences opportunity and our strategy is focused on four key priorities:

•	Inventory: Build high-quality density in core cities and bring on merchants' full catalogs

•	Modernization: Deliver a modern mobile experience for customers and new tools to help merchants grow their businesses

•	Brand: Relaunch the Groupon brand and marketing strategy to move from deal-centric to a local experiences marketplace

•	Cost: Reduce our costs and right-size our spend to support our go-forward business

We believe successful execution will change the growth profile for Groupon and position us to win in local experiences. By 2022, we believe we can deliver:

Annual Metrics	2022 Outlook
Unit growth %	High single-digits
Gross Billings growth %	High single-digits
Revenue growth %	Mid single-digits
Adjusted EBITDA margin (1)	High teens

"The Groupon team is excited and energized about the future," said Groupon CFO Melissa Thomas. "At scale we believe we can unlock the potential of our financial model and become the largest two-sided marketplace that connects merchants to loyal, engaged customers who are looking for unique local experiences around the world."

Target Financial Model

Metric	Goal
Gross Billings	Low double-digit growth
Revenue Take Rate	28% to 30%
Adjusted EBITDA margin (1)	Mid 20% range
Free cash flow conversion rate	65%+

(1) Adjusted EBITDA margin is a non-GAAP financial measure and is defined as Adjusted EBITDA as a percentage of revenue
Fourth Quarter 2019 Summary
North America

•
North America gross profit in the fourth quarter 2019 decreased 16% to $207.3 million primarily due to fewer customers, lower traffic and increased competition in our Goods category. The decrease was partially offset by higher gross profit per customer. In Local, gross profit decreased 6% to $169.7 million. Goods gross profit decreased 45% to $30.6 million. Gross profit in Travel decreased 41% to $6.9 million.

•	North America active customers were 26.5 million as of December 31, 2019, and gross profit per active customer increased 5% for the year ended December 31, 2019.
International

•
International gross profit in the fourth quarter 2019 decreased 13% to $102.8 million (11% FX-neutral) driven by intense competition in our Goods category, weak consumer sentiment in Europe, particularly in the United Kingdom, and a customer shift toward lower margin Local offerings. Local gross profit decreased 8% (6% FX-neutral). Goods gross profit decreased 28% (26% FX-neutral). Gross profit in Travel decreased 14% (11% FX-neutral).

•	International active customers were 17.1 million as of December 31, 2019, and gross profit per active customer decreased 10% (5% FX-neutral) for the year ended December 31, 2019.
Consolidated

•	Revenue was $612.3 million in the fourth quarter 2019, down 23% (23% FX-neutral).

•	Gross profit was $310.0 million in the fourth quarter 2019, down 15% (15% FX-neutral).

•
SG&A was $187.7 million in the fourth quarter 2019 compared with $194.6 million in the fourth quarter 2018. The decrease was primarily driven by lower performance-based compensation, partially offset by an increase in stock-based compensation.

•	Marketing expense declined by 25% to $82.1 million in the fourth quarter 2019 as we continued to manage our marketing spend in line with our payback threshold.

•
Other income, net was $39.3 million in the fourth quarter 2019, compared with $13.2 million of Other expense, net in the fourth quarter 2018 driven primarily by an observable price change for our SumUp investment in the fourth quarter 2019.

•	Net income from continuing operations was $79.2 million in the fourth quarter 2019 compared with $49.9 million in the fourth quarter 2018.

•
Net income attributable to common stockholders was $77.0 million, or $0.13 per diluted share, in the fourth quarter 2019, compared with net income attributable to common stockholders of $46.2 million, or $0.08 per diluted share, in the fourth quarter 2018. Non-GAAP net income attributable to common stockholders plus assumed conversions was $44.6 million, or $0.07 per diluted share, in the fourth quarter 2019, compared with $61.2 million, or $0.10 per diluted share, in the fourth quarter 2018.

•	Adjusted EBITDA, a non-GAAP financial measure, was $83.8 million in the fourth quarter 2019, down from $104.6 million in the fourth quarter 2018.

•
Global units sold were down 16% to 42.6 million in the fourth quarter 2019 largely driven by fewer customers and lower traffic. North America units were down 11% in Local and down 32% in Goods. International units were up 4% in Local and down 22% in Goods.

•	Operating cash flow was $71.3 million for full year 2019, and free cash flow, a non-GAAP financial measure, was $4.0 million for the full year 2019.

•	Cash and cash equivalents as of December 31, 2019 were $750.9 million, and we had no outstanding borrowings under our $400 million revolving credit facility.
Definitions and reconciliations of all non-GAAP financial measures and additional information regarding operating measures are included below in the section titled "Non-GAAP Financial Measures and Operating Metrics" and in the accompanying tables. All comparisons in this press release are year-over-year unless otherwise provided.

Full Year 2019 Summary
Consolidated

•	Revenue was $2.2 billion in 2019, down 16% compared with $2.6 billion in 2018.

•	Gross profit was $1.2 billion in 2019, down 10% compared with $1.3 billion in 2018.

•	Net loss from continuing operations was $14.3 million in 2019, compared with net income from continuing operations of $2.0 million in 2018.

•
Net loss attributable to common stockholders was $22.4 million, or $0.04 per diluted share in 2019, compared with net loss attributable to common stockholders of $11.1 million, or $0.02 per diluted share in 2018. Non-GAAP net income attributable to common stockholders plus assumed conversions was $79.7 million, or $0.13 per diluted share in 2019, compared with $112.7 million, or $0.18 per diluted share in 2018.

•	Adjusted EBITDA was $227.2 million in 2019, down 16% compared with $269.8 million in 2018.

•	Global units sold declined 12% year-over-year to 150.9 million in 2019.

•	In 2019, we repurchased 14.0 million shares for $45.2 million.
2020 Outlook
For the full year 2020, the company is focused on achieving the following operational goals:

•	Product: launch a new mobile app and expand bookable offers;

•	Units: grow North America Local units year-over-year in the second half of 2020;

•	Inventory: execute density strategy in 10 cities;

•	Marketing: relaunch the brand and deploy a full-funnel marketing strategy; and

•	SG&A: reset the cost base with the exit of Goods.
Reverse Stock Split Proposal
Groupon also announced that its Board of Directors has approved, and will submit to Groupon's stockholders at the June 2020 Annual Meeting, a proposal to effect a reverse stock split of Groupon common stock at a ratio of between 1-for-10 and 1-for-12. Subject to stockholder approval, the Board of Directors will determine the final ratio following the annual meeting. We currently expect the reverse stock split to be effective by the end of the second quarter.
Conference Call
A conference call will be webcast Wednesday, February 19, 2020 at 7:00 a.m. CT / 8:00 a.m. ET and will be available on Groupon’s investor relations website at https://investor.groupon.com. This call will contain forward-looking statements and other material information regarding our financial and operating results.
Groupon encourages investors to use its investor relations website as a way of easily finding information about the company. Groupon promptly makes available on this website, free of charge, the reports that the company files or furnishes with the SEC, corporate governance information (including Groupon’s Global Code of Conduct), and select press releases and social media postings. Groupon uses its investor relations website (investor.groupon.com) and the Groupon blog

(www.groupon.com/blog) as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.
Non-GAAP Financial Measures and Operating Metrics
In addition to financial results reported in accordance with U.S. GAAP, we have provided the following non-GAAP financial measures: Foreign exchange rate neutral operating results, adjusted EBITDA, non-GAAP income (loss) from continuing operations before provision (benefit) for income taxes, non-GAAP net income (loss) attributable to common stockholders, non-GAAP income (loss) per share, non-GAAP provision (benefit) for income taxes and free cash flow. These non-GAAP financial measures, which are presented on a continuing operations basis, are intended to aid investors in better understanding our current financial performance and prospects for the future as seen through the eyes of management. We believe that these non-GAAP financial measures facilitate comparisons with our historical results and with the results of peer companies who present similar measures (although other companies may define non-GAAP measures differently than we define them, even when similar terms are used to identify such measures). However, these non-GAAP financial measures are not intended to be a substitute for those reported in accordance with U.S. GAAP. For reconciliations of these measures to the most applicable financial measures under U.S. GAAP, see "Non-GAAP Reconciliation Schedules" and "Supplemental Financial and Operating Metrics" included in the tables accompanying this release.
We exclude the following items from one or more of our non-GAAP financial measures:
Stock-based compensation. We exclude stock-based compensation because it is primarily non-cash in nature and we believe that non-GAAP financial measures excluding this item provide meaningful supplemental information about our operating performance and liquidity.
Acquisition-related expense (benefit), net. Acquisition-related expense (benefit), net is comprised of the change in the fair value of contingent consideration arrangements and external transaction costs related to business combinations, primarily consisting of legal and advisory fees. The composition of our contingent consideration arrangements and the impact of those arrangements on our operating results vary over time based on a number of factors, including the terms of our business combinations and the timing of those transactions. We exclude acquisition-related expense (benefit), net because we believe that non-GAAP financial measures excluding this item provide meaningful supplemental information about our operating performance and facilitate comparisons to our historical operating results.
Depreciation and amortization. We exclude depreciation and amortization expenses because they are non-cash in nature and we believe that non-GAAP financial measures excluding these items provide meaningful supplemental information about our operating performance and liquidity.
Interest and Other Non-Operating Items. Interest and other non-operating items include: gains and losses related to minority investments, foreign currency gains and losses, interest income and interest expense, including non-cash interest expense from our convertible senior notes. We exclude interest and other non-operating items from certain of our non-GAAP financial measures because we believe that excluding these items provides meaningful supplemental information about our core operating performance and facilitates comparisons to our historical operating results.
Special Charges and Credits. For the year ended December 31, 2019 and 2018, special charges and credits included charges related to our restructuring plan. For the year ended December 31, 2018, special charges and credits also included the $34.6 million charge related to patent litigation with IBM. We exclude special charges and credits from Adjusted EBITDA because we believe that excluding those items provides meaningful supplemental information about our core operating performance and facilitates comparisons with our historical results.
Descriptions of the non-GAAP financial measures included in this release and the accompanying tables are as follows:
Foreign exchange rate neutral operating results show current period operating results as if foreign currency exchange rates had remained the same as those in effect in the prior year period. These measures are intended to facilitate comparisons to our historical performance.
Adjusted EBITDA is a non-GAAP performance measure that we define as net income (loss) from continuing operations excluding income taxes, interest and other non-operating items, depreciation and amortization, stock-based compensation, acquisition-related expense (benefit), net and other special charges and credits, including items that are unusual in nature or infrequently occurring. Our definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key measure used by our management and Board of Directors to evaluate operating performance, generate future operating plans and make strategic decisions for the allocation of capital. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. However, Adjusted EBITDA is not intended to be a substitute for income (loss) from continuing operations.
Adjusted EBITDA margin is a non-GAAP performance measure that we define as Adjusted EBITDA as a percentage of our revenue. Adjusted EBITDA margin is a key measure in our Target Financial Model. Adjusted EBITDA margin is a key measure in our Target Financial Model. Accordingly, we believe that Adjusted EBITDA margin provides useful information to investors and others in understanding and evaluating our operating results.
Non-GAAP income (loss) from continuing operations before provision (benefit) for income taxes, Non-GAAP net income (loss) attributable to common stockholders and non-GAAP income (loss) per diluted share are non-GAAP performance measures that adjust our net income attributable to common stockholders and earnings per share to exclude the impact of:

•	stock-based compensation,

•	amortization of acquired intangible assets,

•	acquisition-related expense (benefit), net,

•	special charges and credits, including restructuring charges,

•	non-cash interest expense on convertible senior notes,

•
non-operating foreign currency gains and losses related to intercompany balances and reclassifications of cumulative translation adjustments to earnings as a result of business dispositions or country exits,

•	non-operating gains and losses from minority investments that we have elected to record at fair value with changes in fair value reported in earnings,

•	non-operating gains and losses from sales of minority investments, and

•	income (loss) from discontinued operations.

We believe that excluding the above items from our measures of non-GAAP income from continuing operations before provision (benefit) from income taxes, non-GAAP net income attributable to common stockholders and non-GAAP earnings per diluted share provides useful supplemental information for evaluating our operating performance and facilitates comparisons to our historical results by eliminating items that are non-cash in nature, relate to discrete events, or are otherwise not indicative of the core operating performance of our ongoing business.
Non-GAAP provision (benefit) for income taxes reflects our current and deferred tax provision computed based on non-GAAP income from continuing operations before provision (benefit) for income taxes.
Free cash flow is a non-GAAP liquidity measure that comprises net cash provided by operating activities from continuing operations less purchases of property and equipment and capitalized software from continuing operations. We use free cash flow to conduct and evaluate our business because, although it is similar to cash flow from continuing operations, we believe that it typically represents a more useful measure of cash flows because purchases of fixed assets, software developed for internal use and website development costs are necessary components of our ongoing operations. Free cash flow is not intended to represent the total increase or decrease in our cash balance for the applicable period.
Descriptions of the operating metrics included in this release and the accompanying tables are as follows:
Gross Billings is the total dollar value of customer purchases of goods and services. Gross billings is presented net of customer refunds, order discounts and sales and related taxes. The substantial majority of our service revenue transactions are comprised of sales of vouchers and similar transactions in which we collect the transaction price from the customer and remit a portion of the transaction price to the third-party merchant who will provide the related goods or services. For these transactions, gross billings differs from revenue reported in our consolidated statements of operations, which is presented net of the merchant's share of the transaction price. For product revenue transactions, gross billings are equivalent to product revenue reported in our consolidated statements of operations. Gross billings is an indicator of our growth and business performance as it measures the dollar volume of transactions generated through our marketplaces. Tracking gross billings on service revenue transactions also allows us to monitor the percentage of gross billings that we are able to retain after payments to merchants. However, we are focused on achieving long-term gross profit and Adjusted EBITDA growth.
Active customers are unique user accounts that have made a purchase during the trailing twelve months ("TTM") either through one of our online marketplaces or directly with a merchant for which we earned a commission. We consider this metric to be an important indicator of our business performance as it helps us to understand how the number of customers actively purchasing our offerings is trending. Some customers could establish and make purchases from more than one account, so it is possible that our active customer metric may count certain customers more than once in a given period. For entities that we have acquired in a business combination, this metric includes active customers of the acquired entity, including customers who made purchases prior to the acquisition. We do not include consumers who solely make purchases with retailers using digital coupons accessed through our websites and mobile applications in our active customer metric, nor do we include consumers who solely make purchases of our inventory through third-party marketplaces with which we partner.

Gross profit per active customer is the TTM gross profit generated per active customer. We use this metrics to evaluate trends in customer spend and in the average contribution to gross profit on a per-customer basis.
Units are the number of purchases during the reporting period, before refunds and cancellations, made either through one of our online marketplaces, a third-party marketplace, or directly with a merchant for which we earn a commission. We do not include purchases with retailers using digital coupons accessed through our websites and mobile applications in our units metric. We consider units to be an important indicator of the total volume of business conducted through our marketplaces.
Note on Forward-Looking Statements
The statements contained in this release that refer to plans and expectations for the next quarter, the full year or the future are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our future results of operations and financial position, business strategy and plans and our objectives for future operations. The words "may," "will," "should," "could," "expect," "anticipate," "believe," "estimate," "intend," "continue" and other similar expressions are intended to identify forward-looking statements. We have based these forward looking statements largely on current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Such risks and uncertainties include, but are not limited to, our ability to execute, and achieve the expected benefits of our go-forward strategy, including our planned exit from the Goods business; volatility in our operating results; execution of our marketing strategies; retaining existing customers and adding new customers; challenges arising from our international operations, including fluctuations in currency exchange rates, legal and regulatory developments and any potential adverse impact from the United Kingdom's exit from the European Union, retaining and adding high quality merchants; our reliance on email, internet search engines and mobile application marketplaces to drive traffic to our marketplace; cybersecurity breaches; reliance on cloud-based computing platforms; competing successfully in our industry; providing a strong mobile experience for our customers; maintaining and improving our information technology infrastructure; our voucherless offerings; claims related to product and service offerings; managing inventory and order fulfillment risks; litigation; managing refund risks; retaining and attracting members of our executive team; completing and realizing the anticipated benefits from acquisitions, dispositions, joint ventures and strategic investments; lack of control over minority investments; compliance with domestic and foreign laws and regulations, including the CARD Act, GDPR and regulation of the Internet and e-commerce; classification of our independent contractors or employees; tax liabilities; tax legislation; protecting our intellectual property; maintaining a strong brand; customer and merchant fraud; payment-related risks; our ability to raise capital if necessary and our outstanding indebtedness; global economic uncertainty; our common stock, including volatility in our stock price; our convertible senior notes; and our ability to realize the anticipated benefits from the hedge and warrant transactions. For additional information regarding these and other risks and uncertainties, we urge you to refer to the factors included under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Annual

Report on Form 10-K for the year ended December 31, 2019, and our other filings with the Securities and Exchange Commission (the "SEC"), copies of which may be obtained by visiting the company's Investor Relations web site at investor.groupon.com or the SEC's web site at www.sec.gov. Groupon's actual results could differ materially from those predicted or implied and reported results should not be considered an indication of future performance.
You should not rely upon forward-looking statements as predictions of future events. Although Groupon believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither Groupon nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. The forward-looking statements reflect our expectations as of February 18, 2020. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this release to conform these statements to actual results or to changes in our expectations.
About Groupon
Groupon (www.groupon.com) (NASDAQ: GRPN) is a local experiences marketplace that brings people more ways to get the most out of their city or wherever they may be. By enabling real-time mobile commerce across local businesses, live events and travel destinations, Groupon helps people find and discover experiences—big and small, new and familiar—that make for a full, fun and rewarding life. Groupon helps local businesses grow and strengthen customer relationships—resulting in strong, vibrant communities. To learn more about Groupon’s community-building efforts, please visit community.groupon.com.
Contacts:
Investor Relations
Jennifer Beugelmans
312-662-7370
ir@groupon.com

Public Relations
Bill Roberts
312-459-5191
press@groupon.com

Groupon, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31, 2019	December 31, 2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$750,887	$841,021
Accounts receivable, net	54,953	69,493
Prepaid expenses and other current assets	82,073	88,115
Total current assets	887,913	998,629
Property, equipment and software, net	124,950	143,117
Right-of-use assets - operating leases, net (1)	108,390	—
Goodwill	325,017	325,491
Intangible assets, net	35,292	45,401
Investments (including $1,405 and $84,242 at December 31, 2019 and December 31, 2018 at fair value)	76,576	108,515
Other non-current assets	28,605	20,989
Total Assets	$1,586,743	$1,642,142
Liabilities and Equity
Current liabilities:
Accounts payable	$20,415	$38,359
Accrued merchant and supplier payables	540,940	651,781
Accrued expenses and other current liabilities	260,192	267,034
Total current liabilities	821,547	957,174
Convertible senior notes, net	214,869	201,669
Operating lease obligations (2)	110,294	—
Other non-current liabilities	44,987	100,688
Total Liabilities	1,191,697	1,259,531
Commitment and contingencies
Stockholders' Equity
Common stock, par value $0.0001 per share, 2,010,000,000 shares authorized; 771,697,087 shares issued and 565,814,732 shares outstanding at December 31, 2019; 760,939,440 shares issued and 569,084,312 shares outstanding at December 31, 2018	77	76
Additional paid-in capital	2,310,320	2,234,560
Treasury stock, at cost, 205,882,355 and 191,855,128 shares at December 31, 2019 and December 31, 2018	(922,666)	(877,491)
Accumulated deficit	(1,032,876)	(1,010,499)
Accumulated other comprehensive income (loss)	39,081	34,602
Total Groupon, Inc. Stockholders' Equity	393,936	381,248
Noncontrolling interests	1,110	1,363
Total Equity	395,046	382,611
Total Liabilities and Equity	$1,586,743	$1,642,142

(1)
Represents operating lease assets recognized as a result of our adoption of Topic 842 on January 1, 2019, net of accumulated amortization. Refer to Item 8, Note 10, Leases, in our Annual Report on Form 10-K for the year ended December 31, 2019 for additional information.

(2)
Represents the non-current portion of operating lease liabilities as a result of our adoption of Topic 842 on January 1, 2019. Refer to Item 8, Note 10, Leases, in our Annual Report on Form 10-K for the year ended December 31, 2019 for additional information.

Groupon, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenue:
Service	$294,847	$318,824	$1,126,357	$1,205,487
Product	317,469	481,103	1,092,558	1,431,259
Total revenue	612,316	799,927	2,218,915	2,636,746
Cost of revenue:
Service	28,293	28,910	114,462	120,077
Product	273,982	404,948	918,324	1,196,068
Total cost of revenue	302,275	433,858	1,032,786	1,316,145
Gross profit	310,041	366,069	1,186,129	1,320,601
Operating expenses:
Marketing	82,059	109,686	339,355	395,737
Selling, general and administrative	187,671	194,562	806,945	870,961
Restructuring charges	206	(55)	31	(136)
Total operating expenses	269,936	304,193	1,146,331	1,266,562
Income (loss) from operations	40,105	61,876	39,798	54,039
Other income (expense), net	39,273	(13,176)	(53,329)	(53,008)
Income (loss) from continuing operations before provision (benefit) for income taxes	79,378	48,700	(13,531)	1,031
Provision (benefit) for income taxes	170	(1,162)	761	(957)
Income (loss) from continuing operations	79,208	49,862	(14,292)	1,988
Income (loss) from discontinued operations, net of tax	435	—	2,597	—
Net income (loss)	79,643	49,862	(11,695)	1,988
Net income attributable to noncontrolling interests	(2,602)	(3,634)	(10,682)	(13,067)
Net income (loss) attributable to Groupon, Inc.	$77,041	$46,228	$(22,377)	$(11,079)

Basic net income (loss) per share:
Continuing operations	$0.14	$0.08	$(0.04)	$(0.02)
Discontinued operations	0.00	—	0.00	—
Basic net income (loss) per share	$0.14	$0.08	$(0.04)	$(0.02)

Diluted net income (loss) per share:
Continuing operations	$0.13	$0.08	$(0.04)	$(0.02)
Discontinued operations	0.00	—	0.00	—
Diluted net income (loss) per share	$0.13	$0.08	$(0.04)	$(0.02)

Weighted average number of shares outstanding
Basic	564,651,203	570,319,704	567,408,340	566,511,108
Diluted	617,603,560	620,708,515	567,408,340	566,511,108

Groupon, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands) (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Operating activities
Net income (loss)	$79,643	$49,862	$(11,695)	$1,988
Less: Income (loss) from discontinued operations, net of tax	435	—	2,597	—
Income (loss) from continuing operations	79,208	49,862	(14,292)	1,988
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of property, equipment and software	21,424	24,346	91,410	101,330
Amortization of acquired intangible assets	2,936	4,182	14,355	14,498
Stock-based compensation	19,098	14,151	81,615	64,821
(Gain) loss on sale of investment	—	—	412	—
Impairments of investments	9,961	—	9,961	10,156
Upward adjustment for observable price change of investment	(51,397)	—	(51,397)	—
Deferred income taxes	(2,301)	1,575	(1,485)	(5,000)
(Gain) loss from changes in fair value of investments	3,526	752	72,497	9,064
Amortization of debt discount on convertible senior notes	3,428	3,094	13,200	11,916
Change in assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	996	11,840	13,577	32,057
Prepaid expenses and other current assets	585	9,861	3,176	7,166
Right-of-use assets - operating leases	6,602	—	26,226	—
Accounts payable	(509)	21,839	(17,401)	5,805
Accrued merchant and supplier payables	106,951	169,480	(109,176)	(45,268)
Accrued expenses and other current liabilities	17,696	13,745	(26,071)	(31,430)
Operating lease obligations	(9,591)	—	(28,552)	—
Other, net	(7,212)	(911)	(6,772)	13,752
Net cash provided by (used in) operating activities from continuing operations	201,401	323,816	71,283	190,855
Net cash provided by (used in) operating activities from discontinued operations	—	—	—	—
Net cash provided by (used in) operating activities	201,401	323,816	71,283	190,855
Investing activities
Purchases of property and equipment and capitalized software	(15,474)	(16,084)	(67,328)	(69,695)
Proceeds from sale of intangible assets	—	—	—	1,500
Proceeds from sales and maturities of investments	3,475	—	3,475	8,594
Acquisition of business, net of acquired cash	—	(298)	—	(58,119)
Acquisitions of intangible assets and other investing activities	(701)	(1,115)	(3,738)	(18,262)
Net cash provided by (used in) investing activities from continuing operations	(12,700)	(17,497)	(67,591)	(135,982)
Net cash provided by (used in) investing activities from discontinued operations	—	—	—	—
Net cash provided by (used in) investing activities	(12,700)	(17,497)	(67,591)	(135,982)
Financing activities
Issuance costs for revolving credit agreement	—	—	(2,384)	—
Payments for repurchases of common stock	(1,469)	(9,585)	(45,631)	(9,585)
Taxes paid related to net share settlements of stock-based compensation awards	(4,130)	(5,467)	(18,105)	(24,105)
Proceeds from stock option exercises and employee stock purchase plan	—	5	4,123	5,715
Distributions to noncontrolling interest holders	(2,248)	(3,260)	(10,935)	(12,576)
Payments of finance lease obligations	(2,819)	(7,734)	(19,687)	(33,023)
Payments of contingent consideration related to acquisitions	—	—	—	(1,815)
Payment of financing obligation related to acquisitions	—	(8,391)	—	(8,391)
Other financing activities	—	(637)	—	(637)
Net cash provided by (used in) financing activities	(10,666)	(35,069)	(92,619)	(84,417)
Effect of exchange rate changes on cash, cash equivalents and restricted cash, including cash classified within current assets of discontinued operations	6,009	(1,922)	(3,144)	(11,209)
Net increase (decrease) in cash, cash equivalents and restricted cash, including cash classified within current assets of discontinued operations	184,044	269,328	(92,071)	(40,753)
Less: Net increase (decrease) in cash classified within current assets of discontinued operations	—	—	—	—
Net increase (decrease) in cash, cash equivalents and restricted cash	184,044	269,328	(92,071)	(40,753)
Cash, cash equivalents and restricted cash, beginning of period	568,613	575,400	844,728	885,481
Cash, cash equivalents and restricted cash, end of period	$752,657	$844,728	$752,657	$844,728

Groupon, Inc.
Supplemental Financial and Operating Metrics
(dollars and units in thousands; active customers in millions)
(unaudited)

	Q4 2018	Q1 2019	Q2 2019	Q3 2019	Q4 2019
North America Segment:						Q4 2019
Gross Billings (1):						Y/Y Growth
Local	$535,869	$502,309	$503,830	$511,173	$503,740	(6.0)%
Travel	71,948	92,083	84,029	71,144	58,756	(18.3)
Goods	319,922	174,638	147,354	133,076	204,481	(36.1)
Total Gross Billings	$927,739	$769,030	$735,213	$715,393	$766,977	(17.3)%
Revenue:
Local	$199,523	$180,377	$177,082	$175,140	$188,439	(5.6)%
Travel	14,667	18,941	16,125	13,680	9,193	(37.3)
Goods	290,534	157,847	131,453	114,776	175,854	(39.5)
Total Revenue	$504,724	$357,165	$324,660	$303,596	$373,486	(26.0)%
Gross Profit:
Local	$179,932	$161,082	$157,673	$155,032	$169,712	(5.7)%
Travel	11,839	15,268	12,806	10,717	6,948	(41.3)
Goods	55,814	33,452	28,105	26,326	30,624	(45.1)
Total Gross Profit	$247,585	$209,802	$198,584	$192,075	$207,284	(16.3)%

Operating income (loss)	$39,289	$5,336	$(372)	$15,691	$45,073	14.7%

International Segment:						Q4 2019
Gross Billings:						Y/Y Growth	FX Effect (2)	Y/Y Growth excluding FX (2)
Local	$235,093	$207,396	$203,450	$204,823	$240,151	2.2	1.8	4.0%
Travel	55,046	51,939	43,348	44,098	51,186	(7.0)	2.7	(4.3)
Goods	211,180	147,643	138,934	129,064	164,886	(21.9)	2.4	(19.5)
Total Gross Billings	$501,319	$406,978	$385,732	$377,985	$456,223	(9.0)	2.2	(6.8)%
Revenue:
Local	$84,751	$73,190	$69,995	$65,440	$78,986	(6.8)	1.6	(5.2)%
Travel	10,654	8,737	8,077	8,003	9,275	(12.9)	2.4	(10.5)
Goods	199,798	139,318	129,845	118,573	150,569	(24.6)	2.2	(22.4)
Total Revenue	$295,203	$221,245	$207,917	$192,016	$238,830	(19.1)	2.1	(17.0)%
Gross Profit:
Local	$80,213	$68,978	$65,780	$61,183	$73,725	(8.1)	1.7	(6.4)%
Travel	9,913	8,041	7,370	7,332	8,574	(13.5)	2.5	(11.0)
Goods	28,358	19,195	20,398	17,350	20,458	(27.9)	2.3	(25.6)
Total Gross Profit	$118,484	$96,214	$93,548	$85,865	$102,757	(13.3)	1.9	(11.4)%

Operating income (loss)	$22,587	$(3,141)	$(6,767)	$(11,054)	$(4,968)	(122.0)%

Consolidated Results of Operations:
Gross Billings:
Local	$770,962	$709,705	$707,280	$715,996	$743,891	(3.5)	0.5	(3.0)%
Travel	126,994	144,022	127,377	115,242	109,942	(13.4)	1.1	(12.3)
Goods	531,102	322,281	286,288	262,140	369,367	(30.5)	1.0	(29.5)
Total Gross Billings	$1,429,058	$1,176,008	$1,120,945	$1,093,378	$1,223,200	(14.4)	0.8	(13.6)%
Revenue:
Local	$284,274	$253,567	$247,077	$240,580	$267,425	(5.9)	0.5	(5.4)%
Travel	25,321	27,678	24,202	21,683	18,468	(27.1)	1.1	(26.0)
Goods	490,332	297,165	261,298	233,349	326,423	(33.4)	0.9	(32.5)
Total Revenue	$799,927	$578,410	$532,577	$495,612	$612,316	(23.5)	0.8	(22.7)%
Gross Profit:
Local	$260,145	$230,060	$223,453	$216,215	$243,437	(6.4)	0.5	(5.9)%
Travel	21,752	23,309	20,176	18,049	15,522	(28.6)	1.1	(27.5)
Goods	84,172	52,647	48,503	43,676	51,082	(39.3)	0.7	(38.6)
Total Gross Profit	$366,069	$306,016	$292,132	$277,940	$310,041	(15.3)	0.6	(14.7)%

Operating income (loss)	$61,876	$2,195	$(7,139)	$4,637	$40,105	(35.2)%
Net cash provided by (used in) operating activities from continuing operations	$323,816	$(147,483)	$(1,219)	$18,584	$201,401	(37.8)%
Free Cash Flow	$307,732	$(164,960)	$(17,903)	$891	$185,927	(39.6)%

	Q4 2018	Q1 2019	Q2 2019	Q3 2019	Q4 2019
Active Customers (3)
North America	30.6	29.6	28.6	27.7	26.5
International	17.6	17.5	17.6	17.5	17.1
Total Active Customers	48.2	47.2	46.2	45.3	43.6

TTM Gross Profit / Active Customer
North America	$29.13	$29.72	$30.05	$30.56	$30.48
International	24.46	24.00	23.37	22.51	22.11
Consolidated	27.42	27.59	27.51	27.45	27.19

Consolidated Units
Local	27,084	24,132	23,879	24,573	25,461
Goods	22,626	12,237	10,735	10,494	16,435
Travel	771	824	710	687	712
Total consolidated units	50,481	37,193	35,324	35,754	42,608

Headcount
Sales (4)	2,268	2,377	2,327	2,438	2,316
Other	4,308	3,928	3,952	4,036	4,029
Total Headcount	6,576	6,305	6,279	6,474	6,345

(1)	Represents the total dollar value of customer purchases of goods and services.

(2)	Represents the change in financial measures that would have resulted had average exchange rates in the reporting periods been the same as those in effect in the prior year periods.

(3)	Reflects the total number of unique user accounts that have made a purchase during the TTM either through one of our online marketplaces or directly with a merchant for which we earned a commission.

(4)	Includes merchant sales representatives, as well as sales support personnel.

Groupon, Inc.
Non-GAAP Reconciliation Schedules
(in thousands, except share and per share amounts)
(unaudited)
The following is a quarterly reconciliation of Adjusted EBITDA to the most comparable U.S. GAAP performance measure, Income (loss) from continuing operations.

	Q4 2018	Q1 2019	Q2 2019	Q3 2019	Q4 2019
Income (loss) from continuing operations	$49,862	$(41,170)	$(37,645)	$(14,685)	$79,208
Adjustments:
Stock-based compensation (1)	14,251	16,411	26,563	19,543	19,098
Depreciation and amortization	28,528	28,416	27,116	25,873	24,360
Acquisition-related expense (benefit), net	—	—	28	5	6
Restructuring charges	(55)	(67)	(47)	(61)	206
Other (income) expense, net	13,176	46,855	28,494	17,253	(39,273)
Provision (benefit) for income taxes	(1,162)	(3,490)	2,012	2,069	170
Total adjustments	54,738	88,125	84,166	64,682	4,567
Adjusted EBITDA	$104,600	$46,955	$46,521	$49,997	$83,775

(1)	Represents stock-based compensation expense recorded within Selling, general and administrative, Cost of revenue and Marketing.

The following is a reconciliation of non-GAAP net income (loss) attributable to common stockholders to net income (loss) attributable to common stockholders and a reconciliation of non-GAAP net income (loss) per share to diluted net income (loss) per share for the three months and years ended December 31,2019 and 2018.

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income (loss) attributable to common stockholders	$77,041	$46,228	$(22,377)	$(11,079)
Less: Net income (loss) attributable to noncontrolling interest	(2,602)	(3,634)	(10,682)	(13,067)
Net income (loss)	79,643	49,862	(11,695)	1,988
Less: Income (loss) from discontinued operations, net of tax	435	—	2,597	—
Income (loss) from continuing operations	79,208	49,862	(14,292)	1,988
Less: Provision (benefit) for income taxes	170	(1,162)	761	(957)
Income (loss) from continuing operations before provision (benefit) for income taxes	79,378	48,700	(13,531)	1,031
Stock-based compensation	19,098	14,251	81,615	64,821
Amortization expense of acquired intangibles	2,936	4,182	14,355	14,498
Acquisition-related expense (benefit), net	6	—	39	655
Restructuring charges	206	(55)	31	(136)
IBM patent litigation	—	—	—	34,600
(Gain) loss from changes in fair value of investments	3,526	752	72,497	9,064
(Gain) loss from sale of investment	—	—	412	—
(Gain) loss on equity method investment	(51,397)	—	(51,397)	—
Intercompany foreign currency losses (gains) and reclassifications of translation adjustments to earnings	(4,744)	4,374	6,454	13,820
Non-cash interest expense on convertible senior notes	3,428	3,094	13,200	11,916
Non-GAAP income (loss) from continuing operations before provision (benefit) for income taxes	52,437	75,298	123,675	150,269
Less: Non-GAAP provision for income taxes	6,716	11,656	38,573	29,512
Non-GAAP net income (loss)	45,721	63,642	85,102	120,757
Net income attributable to noncontrolling interest	(2,602)	(3,634)	(10,682)	(13,067)
Non-GAAP net income (loss) attributable to common stockholders	43,119	60,008	74,420	107,690
Plus: Cash interest expense from assumed conversion of convertible senior notes (1)	1,459	1,149	5,253	5,027
Non-GAAP Net Income (loss) attributable to common stockholders plus assumed conversions	$44,578	$61,157	$79,673	$112,717

Weighted-average shares of common stock - diluted	617,603,560	620,708,515	567,395,071	566,511,108
Incremental dilutive securities	—	—	51,653,333	54,071,955
Weighted-average shares of common stock - non-GAAP	617,603,560	620,708,515	619,048,404	620,583,063

Diluted net income (loss) per share	$0.13	$0.08	$(0.04)	$(0.02)
Impact of non-GAAP adjustments and related tax effects	(0.06)	0.02	0.17	0.20
Non-GAAP net income per share	$0.07	$0.10	$0.13	$0.18

(1)
Adjustment to interest expense for assumed conversion of convertible senior notes excludes non-cash interest expense that has been added back above in calculating non-GAAP net income (loss) attributable to common stockholders.

Free cash flow is a non-GAAP liquidity measure. The following is a reconciliation of free cash flow and free cash flow to the most comparable U.S. GAAP liquidity measure, Net cash provided by (used in) operating activities from continuing operations.

	Q4 2018	Q1 2019	Q2 2019	Q3 2019	Q4 2019
Net cash provided by (used in) operating activities from continuing operations	$323,816	$(147,483)	$(1,219)	$18,584	$201,401
Purchases of property and equipment and capitalized software from continuing operations	(16,084)	(17,477)	(16,684)	(17,693)	(15,474)
Free cash flow	$307,732	$(164,960)	$(17,903)	$891	$185,927

Net cash provided by (used in) investing activities from continuing operations	$(17,497)	$(18,115)	$(17,235)	$(19,541)	$(12,700)
Net cash provided by (used in) financing activities	$(35,069)	$(27,777)	$(31,581)	$(22,595)	$(10,666)
Our International and consolidated gross profit per active customer for the TTM ended December 31, 2019 and 2018 were as follows:

	Q4 2018	Q4 2019	Y/Y Growth	FX Effect	Y/Y Growth excluding FX (1)
International TTM Gross Profit / Active Customer	$24.46	$22.11	(9.6)%	4.6%	(5.0)%
Consolidated TTM Gross Profit / Active Customer	$27.42	$27.19	(0.8)%	1.6%	0.8%

(1)	Represents the change in financial measures that would have resulted had average exchange rates in the reporting periods been the same as those in effect in the prior year periods.